Registration No. 33-________

As filed with the Securities and Exchange Commission on June 30, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
Registration Statement Under the Securities Act of 1933

INTERNATIONAL AUTOMATED SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Utah	87-0447580
(State of Incorporation)	(I.R.S. Employer Identification No.)

326 North State Road 198, Salem, Utah 84653 (801) 400-0678
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Advisor Compensation Plan
(Full title of the plan)

Neldon Johnson, President, International Automated Systems, Inc.
326 North State Road 198, Salem, Utah 84653 (801) 400-0678
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Amount to be Registered	Proposed Maximum Offering Price Per Unit	Amount of Aggregate Offering Price	Registration Fee

Common Stock, no par value	1,100,000	$.34 (1)	$374,000.00	$86.00(1)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low price of the Registrant's Common Stock as reported by the Electronic Bulletin Board of the NASD on July 22, 2005. The filing fee is calculated under Section 6(b) of the Securities Act of 1933, as amended.

Exhibit Index is on page 8.	Page 1 of 13 pages.

PROSPECTUS

INTERNATIONAL AUTOMATED SYSTEMS, INC.
1,100,000 Shares of Common Stock

The 1,100,000 shares of Common Stock, no par value per share (the "Common Stock"), of International Automated Systems, Inc., a Utah corporation (the "Company"), offered hereby will be sold by four shareholders of the Company, LaGrande Johnson, Randale Johnson, Christopher Taylor, and Curtis Snow (the "Selling Shareholders").

All of such shares have been issued to, and will be sold by, the Selling Shareholders identified herein under "Selling Shareholders." The Company will not receive any part of the proceeds from the sale of any of these shares.

On July 22, 2005, the closing price of the Company's Common Stock, as reported on the EBB of the NASD was $.34.

FOR A DISCUSSION OF CERTAIN FACTORS TO CONSIDER BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Selling Shareholders acquired the shares offered hereby in a private transaction not registered under the Securities Act. Consequently, in connection with this offering, the Selling Shareholders may be deemed to be an "underwriter" of the Company's Common Stock offered hereby, as that term is defined under the Securities Act. The Selling Shareholders intend to sell the shares offered hereby from time-to-time for their accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Although there are no current arrangements therefore, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms in connection with such sales. The Selling Shareholders will bear all expenses with respect to the offering of shares, including the costs associated with registering shares under the Securities Act and preparing this Prospectus.

The date of this Prospectus is June 30, 2005.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates.

The Company has filed with the SEC a registration statement on Form S-8 (the "Registration Statement") under the Securities Act, with respect to the shares of Company Common Stock to be sold pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER-ING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPEC-TUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-KSB for the calender year ended June 30, 2004, and June 30, 2003, filed pursuant to Section 13 of the Exchange Act.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. S ubject to the foregoing, all information appearing in this Prospectus is qualified in its entirely by the information appearing in the documents incorporated herein by reference.

The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Request should be addressed to: Corporate Secretary, International Automated Systems, Inc., 326 North State Road 198, Salem, Utah, telephone (801)423-8132.

RISK FACTORS

The shares of Common Stock offered hereby involve a substantial degree of risk and only persons who are financially able to sustain the loss of their total investment should consider purchasing such shares. Prospective purchasers should carefully review the entire Prospectus and consider the following risk factors prior to purchasing the shares of Common Stock offered hereby.

Recent Developments. The Company has different technologies which it has been developing. The Company must develop products and systems that will be commercially viable in the market place. In essence, the Company must undergo a transition from a development company to an operating company.

Possible Need for Additional Capital. The Company may be required to seek additional financing. There can be no assurance that any such financing will be available to the Company if and when required, or on terms acceptable to the Company, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

SEC Action Against the Company. The U.S. Securities and Exchange Commission filed a civil lawsuit against the Company and an officer and director and one of its directors. The Company and the officer defendant and the director defendant entered into a settlement. The final judgment against the Company and the Company’s officer included an injunction prohibiting any future violations of the provisions of Section 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934. In addition, the final judgment against the Company entered in October 2004 required adjustments in the Company’s board of directors so that a majority of the Company’s directors would be independent. The Company is in the process of adjusting its board of directors so that a majority of the directors will be independent.

Product Distribution. The Company must develop a marketing systems for its products. The Company will seek to set up a marketing system using consultants, independent contractors, distribution agreements, and other means. In addition, the Company or others may manufacture any products the Company develops. The Company may encounter problems in its manufacturing efforts. Also, the Company may purchase components from others and then assemble the components into a unit. The Company has been unable to project the costs of establishing and marketing products it may seek to distribute into the markets. The Company has had limited experience in successfully manufacturing and marketing its products.

Competition; Dominance of Industry Leaders. Most of the Company’s competitors have financial, marketing or management resources substantially greater than those of the Company. The industries are dominated by companies with annual revenues that exceed a billion dollars. Our principal market is to small and medium sized businesses with modest sales volume. We may face increasing competition from competitors. There can be no assurance that competitive products will not have a material adverse effect on our business or make or products obsolete or uneconomical. The Company will seek to establish a marketing system using independent contractors, distribution agreements, consultants, and other means. The Company faces intense competition that may adversely affect its business.

Competition; Products and Gross Margin. We compete in an industry characterized by intense and increasing competition. Our products have shorter and shorter life cycles. Our gross margins may be effected and reduced over a short time period. In addition, our products may be subject to loss in value due to technological obsolescence. There can be no assurance that our strategies will be successful or that we will experience or maintain adequate gross margins.

Dependence upon Key Personnel. We are dependent upon the marketing and management expertise of certain key personnel. While we believe that the Company could find other qualified persons to assume the responsibilities of these key personnel, the disruption to operations could have a material adverse effect on business as searching for new personnel would require a substantial amount of time.

Possible Sales by Shareholders. The Company has shareholders which could sell their shares but have not done so. The selling shareholders have 1,100,000 shares (4%) of its outstanding Common Stock which as of September 30, 2004, was 24,966,140. The sale of those shares in quantity may have the effect of substantially depressing the market price of the Company's Common Stock.

Volatility of Stock Price; Trading Volume. The price of the our Common Stock has been subject to significant price fluctuations. There can be no assurance that the price of the our Common Stock will stabilize at any time or at a price equal to or above the offering price of the shares offered hereby. In addition, the trading volume for our Common Stock has generally been low. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.

Options to Company Officer May Dilute Existing Shareholders. In May 2004 the Company purchased certain technology from the Company President and as payment for this technology, the Company granted options to purchase a total of 100,000,000 shares of the Company’s common stock at a purchase price of $.40 per share. The first option for 5,000,000 shares of common stock became exercisable on January 1, 2005, and the remaining options become exercisable over the next five years. The schedule for the effective date of the options is as follows:

January 1, 2005	5,000,000
January 1, 2006	5,000,000
January 1, 2007	5,000,000
January 1, 2008	10,000,000
January 1, 2009	10,000,000
January 1, 2010	65,000,000

Any exercise of these options by the Company officer may substantially dilute the interest of existing shareholders of the Company.

THE COMPANY

International Automated Systems, Inc. (the "Company") develops high technology products. The Company has developed an engine or a turbine to be used in electrical generation. The Company may couple its turbine with solar panels for electricity generation or other uses. Further, the Company has under development a new means of sending waves through the electro-magnetic spectrum. This new means expands the data and signals which can be transmitted. The Company has developed a point of sale program which will automate the ordering and payment process at retail stores or fast food restaurants. For a short time on an experimental basis the Company had a system in operation for a group of restaurants but the restaurants have now closed. Also, the Company has under development a personal identification systems to resolve security issues and identify customers and personnel.

Our executive offices are located at 326 North State Road 198, Salem, Utah 84653 and our telephone number is (801)423-8132.

SHARES COVERED

The shares covered by this Prospectus have been so included pursuant to contractual registration rights by the holder of such shares.

We have no specific information concerning whether or when any offers or sales of shares covered by this Prospectus will be made, or if made, on what the price, terms or conditions of any such offers or sales will be made. Based on information available to us, it is the our understanding that the Selling Shareholders propose to offer and sell the shares covered hereby in one or more transactions either (i) by one or more broker-dealers (the "Brokers") as agents for the Selling Shareholders at a price or prices related to the then current market price of the Company's Common Stock, with such commission to be paid by the respective Selling Shareholders to the Brokers as shall be agreed upon by them, or (ii) by the respective Selling Shareholders to the Brokers (for resale by the Brokers as principals) at a price or prices related to the then current market price of the our Common Stock, less such discount, if any, as shall be agreed upon by the respective Selling Shareholders and Brokers, or (iii) by a combination of the methods described above. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and we will bear the expense of preparation and filing of the Registration Statement (of which this Prospectus is a part) and certain other expense.

The Selling Shareholders may be considered an "underwriter" within the meaning of the Securities Act. See "Selling Shareholder" for information concerning the beneficial ownership of Company securities by such holder.

USE OF PROCEEDS

All of the securities covered by this Prospectus are being offered by the Selling Shareholders. As a consequence, the Company will not receive any of the proceeds of sales of such securities.

SELLING SHAREHOLDERS

An aggregate of 1,100,000 shares of our Common Stock is being offered pursuant to this Prospectus by the persons whose names appear below (the "Selling Shareholder"). The following table sets forth the names of the Selling Shareholders, the nature of any material relationship between us and the Selling Shareholders, the number of shares of Common Stock beneficially owned prior to the offering to be made by this Prospectus, the maximum number of shares to be offered hereby for the account of the Selling Shareholders, and the number and percentage of the outstanding shares of Common Stock to be beneficially owned by the Selling Shareholders after completion of this offering, assuming all shares offered hereby are in fact sold.

Name	Shares Owned Before Offering	Shares Offered by Prospectus	% of Shares Owned Before Offering	% of Shares Owned After Offering(1)

LaGrande Johnson	30,000	375,000	*	1.4%
Randale Johnson	-0-	375,000	*	1.4%
Christopher Taylor	-0-	175,000	*	*
Curtis Snow	2,000	175,000	*	*
___________________________________
*	Denotes less than 1%
(1)	The percentage is based upon 24,834,140 shares of Common Stock issued and outstanding on June 30, 2004.
(2)
Selling Shareholders acquired their shares as part of an employee compensation plan or consultant agreements. The services rendered were not in connection with the offer or sale of securities in a capital raising transaction.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell the shares offered hereby pursuant to trades effectuated through the Electronic Bulletin Board or through individually negotiated sales or underwriting agreements. Brokerage commissions equal to or in excess of normal commissions may be paid by the Selling Shareholders, although we are not aware of any such arrangements that have been entered into at this time. The Selling Shareholders will be selling the shares offered hereby for their own accounts. We will not receive any proceeds thereof. We and the Selling Shareholders have agreed to indemnify each other for certain Securities Act liabilities.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the SEC are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-KSB for the fiscal years ended June 30, 2004 and 2003, filed pursuant to Section 13 of the Exchange Act.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

Item 4.  Description of Securities

The information subject of this item is not required because the securities offered are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Experts and Counsel

Wallace T. Boyack serves as legal counsel for this registration statement and he owns less than one per cent of the issued and outstanding shares of the Company’s common stock. Wallace T. Boyack disavows that for purposes of this registration statement and for other purposes that he is an expert as to any and all matters relating hereto.

Item 6.  Indemnification of Directors and Officers

Our Certificate of Incorporation provides that directors and officers be indemnified to the pursuant to Utah law.

The Revised Business Corporations Act of Utah (the "Utah BCA") provides, in general, that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits or otherwise, and (ii) may be indemnified by the corporation for the expenses, judgement, fines and amounts paid in settlement of such litigation even if he acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation (and in a criminal proceeding if he had no reasonable cause to believe his conduct was unlawful). A director may not be indemnified if he adjudged to be liable to the Company or if he in the proceeding was adjudged to receive an improper personal benefit. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

To the extent that indemnification pertains to liabilities under the Securities Act of 1933, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption from Registration Claimed

The shares subject of this Registration Statement were issued for consulting services and as employee remuneration. The issuance was made in reliance on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

Item 8.  Exhibits

Exhibit No.	Title of Document	Page No.	Location or Filing
10.1	Consultant Agreement with and for Selling Shareholders		This Filing

5.01	Opinion of Wallace T. Boyack, Esq.	11	This Filing
23.01	Consent of Wallace T. Boyack Esq., Counsel to Registrant	11	This Filing
23.02	Consent of Hansen Barnett and Maxwell Independent Certified Public Accountants	12	This Filing

_________________________________

Item 9. Undertakings

(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
to include any material information with respect of the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and( a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies at it has reasonable grounds to believe that it meets all the requirements for filing a form S-8 and has duly caused this Registration Statement to be singed ion its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Utah, on the 30th day of June 2005.

INTERNATIONAL AUTOMATED SYSTEMS, INC.

By:/s/ Neldon Johnson
Neldon Johnson, President

(This Space Intentionally Left Blank)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neldon Johnson	President, Chief Executive	June 30, 2005
Neldon Johnson	Officer and Director
(Principal Executive Officer)

/s/ LaGrand Johnson	Secretary, Treasurer, Chief	June 30, 2005
LaGrand Johnson	Financial Officer and Director
(Principal Financial and
Accounting Officer)

/s/ Bruce Barrett	Director	June 30, 2005
Bruce Barrett

/s/ Christopher J. Taylor	Director	June 30, 2005
Christopher J. Taylor

/s/ S. Curtis Snow	Director	June 30, 2005
S. Curtis Snow

Exhibit 5.1 and Exhibit 23.01

Opinion of Counsel

Boyack Ashton LC
Wallace T. Boyack
175 South Main Street, 1212
Salt Lake City, Utah 84111
Tel. 801-596-3337
Fax: 801-532-3298

June 30, 2005

International Automated Systems, Inc.
Re: Opinion of Counsel — Registration Statement on Form S-8

Gentlemen:

The undersigned has acted as counsel for International Automated Systems, Inc., (the “Company”), in connection with the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the “Registration Statement”), relating to 1,100,000 shares of the Company’s common stock (the “common stock”) issuance pursuant to the Company’s Consultants Agreement (the “Plan”).

I have examined the documents I consider appropriate to provide me with an adequate basis to issue the opinion expressed herein.

I am of the opinion that the shares of Common Stock to be issued under the Plan are duly authorized and will be validly issued, fully paid, and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

s/ Wallace T. Boyack, Esq
Wallace T. Boyack, Esq.

Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated June 30, 2005, registering 1,100,000 shares of International Automated Systems, Inc. common stock currently held by employees, of our report dated September 10, 2004, with respect to the financial statements of International Automated Systems, Inc. included in its Annual Report on Form 10-KSB for the year ended June 30, 2004.

/s/ Hansen, Barnett & Maxwell

Salt Lake City, Utah
July 22, 2005